Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 1, 2017, relating to the consolidated financial statements and consolidated financial statement schedules of Athenex, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern uncertainty), appearing in Registration Statement No. 333-217928 for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Williamsville, New York

June 26, 2017